Exhibit 5.4
2950 N. Harwood Street, Suite 2100, Dallas, Texas 75201 214.397.0030

May 28, 2021
Meritage Homes Corporation
8800 East Raintree Drive, Suite 300
Scottsdale, Arizona 85260

Each of the Texas Guarantors (as defined below)
c/o Meritage Homes Corporation
8800 East Raintree Drive, Suite 300
Scottsdale, Arizona 85260

Ladies and Gentlemen:
At the request of Meritage Homes Corporation, a Maryland corporation (the “Company”), we have acted as special Texas Counsel to the Texas Guarantors (as defined below) in connection with the registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) relating to the registration of one or more series of securities of the Company, including the Company’s debt securities, which may either be senior debt securities, senior subordinated debt securities or subordinated debt securities (collectively, the “Debt Securities”); and guarantees of the Debt Securities by among others, the Texas Guarantors (the “Debt Securities Guarantees”). This opinion letter (this “Opinion Letter”) is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
The “Texas Guarantors” are, collectively, Meritage Holdings, L.L.C., a Texas limited liability company (acting for and on behalf of itself and not as a general partner or in any other capacity acting for or on behalf of any other entity), Meritage Homes of Texas Joint Venture Holding Company, LLC, a Texas limited liability company, and Carefree Title Agency, Inc., a Texas corporation. The Debt Securities and related Debt Securities Guarantees are to be issued under an indenture (the “Base Indenture”) between the Company and Regions Bank (the “Trustee”), as indenture trustee, a form of which has been filed as an exhibit to the Registration Statement.
For purposes of this Opinion Letter, we have examined copies of such agreements, instruments, certificates and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of such agreements, instruments, certificates and documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including by electronic transmission). As to all matters of fact, we have relied on the representations and statements of fact made in the agreements, instruments, certificates and documents so reviewed, and we have not independently established the facts so relied on. This Opinion Letter is given, and all statements herein are made, in the context of the foregoing.
For purposes of this Opinion Letter, we have assumed that (i) the issuance, sale, amount and terms of any Debt Securities Guarantees of the Texas Guarantors to be offered from time to time will have been approved and established by proper limited liability company or corporate action, as applicable, of the Texas Guarantors, consistent with the procedures and terms described in the Registration Statement and the applicable Prospectus Supplement (as defined below), and in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Texas Guarantors or otherwise impair the legal or binding nature of the obligations represented by the applicable Debt Securities Guarantees; (ii) at the time of offer, issuance and sale of any Debt Securities Guarantees, the Registration Statement will have become effective under the Securities Act of 1933, as amended, and no stop order suspending its effectiveness will have been issued and remain in effect; and a prospectus supplement will have been prepared and filed with the Commission describing the Debt Securities Guarantees offered thereby (each, a “Prospectus Supplement”) and all related documentation and will comply with all applicable laws; and (iii) the Debt Securities and the related Debt Securities Guarantees will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable board resolutions authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable Prospectus Supplement.
To the extent that the obligations of the Texas Guarantors with respect to the Debt Securities Guarantees may be dependent upon such matters, we assume for purposes of this Opinion Letter that: (i) the Trustee under the Base Indenture is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee is duly qualified to engage in the activities contemplated by such Base Indenture; (iii) the Base Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; (iv) the Trustee is in compliance with respect to performance of its obligations under such Base Indenture, with all applicable laws and regulations; and (v) the Trustee has the requisite organizational and legal power and authority to perform its obligations under such Base Indenture.
This Opinion Letter is based solely on the applicable laws of the State of Texas as currently in effect (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules or regulations may have on the opinion expressed herein).
Based upon, subject to and limited by the foregoing, we are of the opinion that:
With respect to any Debt Securities and related Debt Securities Guarantees of the Texas Guarantors, when:

    a.    the terms and conditions of such Debt Securities and Debt Securities Guarantees have been duly established by a supplemental indenture, board resolution or officers’ certificate in accordance with the terms and conditions of the Base Indenture;
    b.    any such supplemental indenture, board resolution or officers’ certificate has been duly executed and delivered by the Company, the Texas Guarantors and the Trustee (together with the Base Indenture, the “Indenture”); and
    c.    such Debt Securities have been executed (in the case of certificated Debt Securities), delivered and authenticated in accordance with the terms of the Indenture and issued and sold for the consideration set forth in the applicable definitive purchase, underwriting or similar agreement,
(i) each of the Texas Guarantors will have all requisite limited liability company or corporate power and authority, as applicable, to execute, deliver and perform its obligations under the Debt Securities Guarantees, and (ii) the issuance of the Debt Securities Guarantees by the Texas Guarantors will be duly authorized.
This Opinion Letter is for your benefit and use in connection with the Registration Statement and may be relied upon by your counsel, Snell & Wilmer L.L.P., for the purpose of giving its Exhibit 5.1 legal opinion in connection with the Registration Statement. The opinion expressed herein is rendered only as of the date hereof, and we assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that forms a part thereof. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,

/s/ Polsinelli PC